Exhibit 99.1

OptimizeRx Corporation Appoints William J. Febbo as CEO

ROCHESTER, MI. – February 22, 2016 – OptimizeRx Corp. (OTCQB: OPRX), a software company whose premier content-delivery platform enables pharmaceutical companies to provide on-demand patient-savings and support services right at point of prescribe, has appointed William J. Febbo as chief executive officer. Febbo succeeds David Harrell, who will continue to serve as chairman of the Board.

Febbo brings to OptimizeRx more than 18 years of experience in building and managing health services and financial businesses. His career includes strategic development, technology and product innovation, corporate finance, and M&A within a variety of leadership roles.

“Will’s extensive leadership experience in both technology and healthcare companies made him the ideal candidate to lead us through our next stage of growth,” said Harrell. “In fact, he has already contributed important leadership when, as COO of Merriman Capital, he helped secure WPP's investment via their operating company, greyhealth group (ghg), a leading provider of healthcare communications services.”

Febbo commented: “When I met Dave and his team, it was clear they had the vision and passion to strengthen OptimizeRx’s market leadership in automating copay savings and product support right within physicians’ electronic workflow. I helped lead the discussions for ghg to become a strategic investor, given their domain expertise, client reach, and strong leadership team. This team includes their CEO, Lynn Vos O’Connor, who recently joined OptimizeRx’s board. Through this equity partnership, we plan to navigate OptimizeRx’s EHR eco-system and its unique pathway between medical professionals and industry to grow more brands and services.”

OptimizeRx has partnered with more than 20 of the largest pharmaceutical manufacturers in the world, including Pfizer, Lilly, Novartis, Sanofi, Bayer and AstraZeneca. These companies have automated their copay savings and trial voucher programs using OptimizeRx’s proprietary, on-demand, content delivery platform that reaches more than 250,000 healthcare providers through a network of over 350 electronic health records (EHRs).

OptimizeRx’s automation of copay savings for brand drugs as a replacement of traditional drug samples represents a total projected addressable market of more than $1 billion, with Surescripts forecast of more than 2 billion electronic prescriptions for 2016.

More and more pharmaceutical and biotech companies are seeking higher return on investment on their marketing by working with innovative digital platforms like OptimizeRx. The OptimizeRx platform has demonstrated an ROI of up to 12:1, according to independent studies sponsored by pharmaceutical companies. These companies recognize the need for new ways to reach and support doctors who have less and less time to spend with pharmaceutical sales representatives.

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“Our digital content-delivery platform is supporting the pharmaceutical industry’s shift from legacy paper prescription and sampling to a digitally enabled relationship between patient and medical provider,” continued Febbo. “By connecting the fragmented EHR environment, we deliver streamlined information to physicians and measurably improve the patient experience. We provide innovative solutions to increase adherence to prescriptions, which represents a major obstacle to achieving improved health outcomes. OptimizeRx has the capital to expand its sales and marketing efforts, as well as launch new products and services to drive revenue growth.”

Lynn Vos O’Connor, OptimizeRx’s director and CEO of ghg, commented: “Will’s appointment comes at an opportune time with WPP and OptimizeRx developing new platforms to deliver vital information to physicians and patients. Together, we plan to expand OptimizeRx’s point-of-care EHR promotional network and service offerings.”

William J. Febbo Bio

Febbo is the founder and remains chairman of Plexuus, a payment processing platform for medical professionals with Sunshine Act-related activities.

Febbo was previously COO of Merriman Capital and CEO of Digital Capital Network (DCN), a wholly owned subsidiary of Merriman Holdings. He led the launch of DCN, a technology solution that increases transparency, compliance and efficiency for stakeholders.

Prior to Merriman, Febbo was CEO and co-founder of MedPanel, a provider of market intelligence and communications for the pharmaceutical, biomedical and medical device industries, which was eventually acquired by MCF Corporation. MedPanel completed over 3,000 engagements with the medical industry by engaging more than 300,000 medical professionals, allowing them to make better commercial and clinical decisions.

Febbo holds a Bachelor of Arts in International Studies from Dickinson College, in Pennsylvania.

About OptimizeRx Corporation
OptimizeRx Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The company’s core product, SampleMD™, replaces drug samples with electronic trial vouchers and copay coupon savings, which are added to an e-Prescription and electronically sent to the pharmacy. SampleMD is integrated within leading Electronic Health Record (EHR) platforms, including Allscripts, Quest Diagnostics, Practice Fusion and Dr. First, reaching over 350 EHRs.

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Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807

Investor Relations Contact:

Liolios Group

Ron Both, Senior Managing Director

oprx@liolios.com

949-574-3860

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